Contact:  Clement B. Knapp, Jr.                           FOR IMMEDIATE RELEASE
          President
          (219) 836-5870


April 24, 2007

AMERICAN SAVINGS, FSB ANNOUNCES OPENING OF NEW OFFICE

Munster, Indiana- On behalf of AMB Financial Corp. (OTCBB: AMFC), the parent holding company for American Savings, FSB (the "Bank"), Clement B. Knapp, Jr., Bank President, is pleased to announce the opening of a new office in Schererville, Indiana. According to Mr. Knapp, "This expansion to a fourth location demonstrates our commitment to growth and development. We have high expectations for this new location."

The addition of a fourth location offers significant appeal, as convenience continually proves to be an asset in banking. With a logical expansion to a neighboring community, this new location should serve to offer added value to existing customers as well as create a practical alternative for a new customer base.

Located on the corner of US 41 and 78th Court in Schererville, this new location will service both the Schererville and St. John communities. According to Mike Mellon, Executive Vice President, "The Schererville and St. John market areas both offer great potential and should provide an excellent foundation for new customers. We expect great success in this new location, adding value for our shareholders."

American Savings, FSB is a federally chartered stock savings bank. Founded in 1910 as the First Polish Building, Loan and Savings Association, the bank today still operates under the same family leadership. A faithfully local bank with a true community spirit, American Savings, FSB offers a full line of traditional consumer and business financial products. It operates three full-service offices in Munster, Dyer, and Hammond, Indiana, with a fourth location soon to be opened in Schererville.